Exhibit 99.1

Maxygen Consolidates to Focus Resources on Product Development

Redwood City, Calif., June 16, 2005 – Maxygen, Inc. (Nasdaq: MAXY) announced today that it is consolidating its organization to increase focus on product development. The consolidation reflects the company’s strategic shift from early discovery research and collaborative partner funding to an increased focus on internal product development. Maxygen aims to capture more of the potential value resulting from the creation of its proprietary products through such focus. The company anticipates that significant cost-savings and efficiencies will be achieved as a result, and it will have an increased ability to advance product candidates further through clinical development.

As a result of the consolidation, there will be a reduction of approximately 16% of the company’s personnel. These reductions will be in the company’s research and administrative functions and are expected to result in annual cost savings of approximately $3 million in 2006 and beyond. The company anticipates recording one-time termination costs of approximately $1 million during the second quarter of 2005, comprised primarily of involuntary termination benefits. It is anticipated that the bulk of the savings for the second half of 2005 will be offset by one-time termination costs and the company does not currently plan to alter its cash utilization guidance for 2005.

“Maxygen has successfully evolved from a research-focused to a product-focused company with a pipeline of exciting compounds that we believe will have significant therapeutic and commercial potential,” said Russell J. Howard, Ph.D., Chief Executive Officer. “Use of our MolecularBreeding directed evolution platform and other protein modification tools have allowed us to generate a number of exciting product candidates that we are advancing towards the clinic. We expect that two INDs will be filed in 2006 in regard to those product candidates. The advancement of our pipeline reflects the maturation of our company into a more product-focused organization. Consequently, we are realigning our financial expenditures to support the increased costs associated with conducting clinical trials. We believe that this strategy will enable us to capture additional long-term value from the efforts we have made to date in translating our innovative technology into novel protein therapies.”

Continued Dr. Howard: “The decision to consolidate was a difficult one. As a result of this consolidation, many talented employees will be leaving the company. We are deeply appreciative of their contributions to Maxygen’s progress, and are committed to support their career transition activities.”

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on the development of superior versions of validated major protein pharmaceuticals. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products. Maxygen has strategic collaborations with leading companies including Roche and InterMune.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: the estimated costs of the consolidation; the projected benefits of the consolidation and strategic focus; our ability to advance our product candidates into and through clinical trials and the estimated timing of any IND that might be filed for our product candidates. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or our collaborators; the inherent uncertainties of drug development; the uncertain timing of drug development; competitors producing superior products; and our future ability to maintain our research and commercialization collaborations. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2004, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are trademarks of Maxygen, Inc.